Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Digimarc Corporation

We consent to the use of our report dated May 27, 2005, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of Digimarc Corporation and subsidiaries for the year ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Portland, Oregon
April 13, 2007